[State of Wisconsin Investment Board Letterhead]

October 21, 2000

                 VIA FAX 612-352-2692

Stephen Cohen, General Counsel
Rainforest Cafe, Inc.
720 South 5th Street
Hopkins, MN  55343

Dear Mr. Cohen:

     This letter is written in response to your October
20 letter to me and in response to misleading accusations attributed to Lyle Berman in a Business
Wire story that was published yesterday. It is unfortunate that you and Mr. Berman have continued to engage in doublespeak that appears to me to be designed solely to mislead other shareholders.

     To put SWIB's specific concerns about Rainforest
Cafe's poison pill on the record, the Shareholder
Rights Agreement adopted by the company last May, by its terms, is triggered when a shareholder becomes the "Beneficial Owner" of a "Threshold Percentage" of the company's common stock, unless exempted by the board.
(The capitalized terms are defined in the Shareholder
Rights Agreement.)  The "Threshold Percentage" for
SWIB, as an owner of over 10% at the time the Agreement was adopted, is 15%. SWIB currently owns almost 15% of the company's common stock, and we could trigger the pill if we were deemed to become a "Beneficial Owner" of more than 15%. The Agreement deems a shareholder to be the "Beneficial Owner" of not only securities which the shareholder owns but also securities which "are beneficially owned, directly or indirectly, by any other Person . . . with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding . . . for the purpose of acquiring, holding, voting . . . or disposing of any securities of the Company."

     Needless to say, it would be difficult for SWIB to take collective action with any other shareholder that has a significant position in the company without taking a risk that the Rainforest board might conclude we should be deemed to be the "Beneficial Owner" of more than 15%. For example, an agreement to jointly participate in making a competing offer might very well be viewed as an understanding with another Person for the purpose of holding or voting securities of the Company and result in triggering of the pill.

     Furthermore, the strident assertions being made by you and Mr. Berman that SWIB has nothing to worry about are of little comfort. First of all, it is not clear that you speak for a majority of the board, which is the only authority that can bind the company in regard to the

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Shareholder Rights Agreement.  Second, your
statements seem carefully worded so as to be limited to "communications" with other shareholders "with respect to developing a superior offer" or "talking to other shareholders about putting together a better offer."
You completely miss the point. We are not asking for an amendment to permit communications with other shareholders. We want a clear and binding authorization to reach an agreement to act collectively with other substantial shareholders in putting forth an alternative to the Landry's offer. To date, your responses have been off the point and appear to be either intentionally misleading or naive.

     The insincerity of comments from the company on application of the pill is obvious. In our view, the Rainforest board violates its fiduciary duty to shareholders when it amends the poison pill for Landry's, yet refuses to act on an amendment to facilitate efforts by the company's largest shareholder to develop a better offer.

     Under the circumstances, I see no need to further pursue agreement on a confidentiality agreement. So long as Rainforest is not willing to seek an amendment of the Shareholder Rights Agreement to give SWIB the clear right to act collectively with the Siegel group or any other shareholder group, we have no need for it.

Sincerely,

/s/ John F. Nelson

John F. Nelson
Investment Director

cc:  William Levit, Godfrey & Kahn, S.C.